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                                                                    EXHIBIT 99.5


                           MOORE CORPORATION LIMITED
                        ELECTION OF MERGER CONSIDERATION

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:


     We have been appointed to act as the Exchange Agent in connection with the proposed merger (the "Merger") of M-W Acquisition Inc. ("M-W Acquisition"), a wholly owned subsidiary of Moore Corporation Limited ("Moore"), with and into Wallace Computer Services, Inc. ("Wallace"), pursuant to the Agreement and Plan of Merger, dated as of January 16, 2003 (and as amended and restated as of April 14, 2003), among Moore, Moore Holdings U.S.A. Inc., M-W Acquisition and Wallace (the "Merger Agreement"). Pursuant to the Merger Agreement, each Wallace common share will be converted, based on the election of the Wallace stockholder, into the right to receive, subject to proration, either:


     - a number of common shares of Moore equal to 1.05 plus the quotient of
       14.40 divided by the average of the high and low sales prices per share of Moore on the New York Stock Exchange Composite Tape on the last trading day before the closing of the Merger (the "Stock Election"); or

     - cash in an amount equal to $14.40 plus the product of 1.05 multiplied by the average of the high and low sales prices per share of Moore on the New York Stock Exchange Composite Tape on the last trading day before the closing of the Merger (the "Cash Election"; and, together with the Stock Election, the "Merger Consideration").

     The stockholder may also indicate no preference as to the form of consideration to be received in the Merger (a "Non-Election"). If the stockholder elects Non-Election or does not validly make an election, his or her Wallace common shares, and all other shares for which Non-Election is elected, will be converted in whatever manner is necessary to ensure that on average each Wallace stockholder receives $14.40 in cash and 1.05 Moore common shares for each common share of Wallace.


     These elections are subject to certain terms, conditions and limitations set forth in the Merger Agreement and described in the proxy statement/prospectus, dated April 14, 2003 (the "Proxy Statement/Prospectus"). A copy of the Merger Agreement is attached to the Proxy Statement/Prospectus as Appendix A. These terms, conditions and limitations include, but are not limited to, the fact that pursuant to the allocation procedures described in the Proxy Statement/Prospectus and set forth in the Merger Agreement, the Merger Consideration is capped so that on average each Wallace stockholder will receive $14.40 in cash and 1.05 Moore common shares for each Wallace common share. Therefore, stockholder elections may be adjusted on a pro rata basis, and as a result they may receive part Moore common shares and part cash no matter which they elect. In any case, for each common share of Wallace that stockholders own they will receive value, as determined on the last trading day before the closing of the Merger, equal to $14.40 in cash and 1.05 Moore common shares. All elections are subject to the allocation procedures set forth in Section 4.1 of the Merger Agreement. The allocation procedures are described under the caption "The Merger Agreement -- Consideration to be Received in the Merger" in the Proxy Statement/Prospectus.


     Record holders of Wallace common shares are entitled to elect the Stock Election, Cash Election or Non-Election form of consideration in the Merger by submitting the enclosed GREEN Form of Election and Letter of Transmittal. Only record holders of Wallace common shares can execute this GREEN Form of Election and Letter of Transmittal and thus make an election as described in the enclosed materials. Elections are subject to certain terms, conditions and limitations set forth in the Merger Agreement and described in the enclosed Proxy Statement/Prospectus and the instructions in the GREEN Form of Election and Letter of Transmittal.

     For your information and for forwarding to your clients for whom you hold Wallace common shares registered in your name or in the name of your nominee, or who hold Wallace common shares in their own names, we are enclosing the following documents:

          1. The GREEN Form of Election and Letter of Transmittal (along with a Substitute Form W-9) pursuant to which a record holder may elect to receive the Stock Election, Cash Election or Non-Election form of consideration in the Merger;

          2. A YELLOW Letter to Clients and Instruction Form that may be sent to your clients for whose account you hold Wallace common shares registered in your name or in the name of your nominees, with space
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     provided for obtaining clients' instructions with respect to how they wish for you to complete the GREEN Form of Election and Letter of Transmittal on their behalf;

          3. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number of Substitute Form W-9; and

          4.  A return envelope addressed to the Exchange Agent.

     In addition, you should forward to your clients the Proxy
Statement/Prospectus, as well as the proxy card relating to the special meeting of Wallace stockholders being held to vote on the Merger.

     The GREEN Form of Election and Letter of Transmittal includes (1) a Guarantee of Delivery by holders of Wallace common shares whose certificates are not immediately available or who cannot deliver their certificates and all other required documents to Computershare Trust Company of New York (the "Exchange Agent"), prior to the Election Deadline (as defined below); and (2) a Substitute Form W-9.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS SOON AS POSSIBLE. THE DEADLINE BY WHICH THE EXCHANGE AGENT MUST RECEIVE A GREEN FORM OF ELECTION AND LETTER OF TRANSMITTAL IS 5:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY THAT IS THREE TRADING DAYS PRIOR TO THE CLOSING DATE OF THE MERGER (THE DATE OF THE ELECTION DEADLINE WILL BE PUBLICLY ANNOUNCED BY MOORE AND WALLACE AS SOON AS PRACTICABLE) (THE "ELECTION DEADLINE").

     For an election to be validly made, the Exchange Agent must receive a valid, properly completed and executed GREEN Form of Election and Letter of Transmittal by the Election Deadline. Any Wallace common shares held by a holder who fails to make an election, and any Wallace common shares held by a holder who fails to submit a valid GREEN Form of Election and Letter of Transmittal prior to the Election Deadline, will be treated as Non-Election shares. Non-Election shares will be converted in whatever manner is necessary to ensure that on average each Wallace stockholder receives $14.40 in cash and 1.05 Moore common shares for each common share of Wallace. None of Moore, Wallace, the Moore board of directors or the Wallace board of directors makes any recommendation as to whether holders of Wallace common shares should elect the Stock Election, Cash Election or Non-Election form of consideration in the Merger. Each Wallace stockholder must make his or her own decision with respect to that election.

     Record holders whose share certificates are not immediately available or who cannot deliver their certificates and all other required documents to the Exchange Agent prior to the Election Deadline may deliver the Wallace common shares pursuant to the Guarantee of Delivery procedures described in Instruction 15 to the GREEN Form of Election and Letter of Transmittal.

     Neither Moore nor Wallace will pay any fees or commissions to any broker, dealer or other person in connection with the delivery of share certificates to the Exchange Agent. However, Wallace will reimburse you for reasonable customary expenses incurred in connection with the mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

     Requests for assistance with completing the GREEN Form of Election and Letter of Transmittal or requests for additional copies of the Proxy Statement/Prospectus, the GREEN Form of Election and Letter of Transmittal or any of the enclosed materials may be directed to Morrow & Co., Inc. at (800) 607-0088 (banks and brokerage firms please call (800) 654-2468).

                                         Very truly yours,

                                         Morrow & Co., Inc.

     NOTHING CONTAINED HEREIN, IN THE ENCLOSED DOCUMENTS OR IN THE DOCUMENTS REFERENCED HEREIN SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF MOORE, WALLACE, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF THEM IN CONNECTION WITH THE MERGER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS HEREIN CONTAINED.